Exhibit 10.9

THE DAVEY TREE EXPERT COMPANY
BOARD OF DIRECTORS
REVISED DEFERRED COMPENSATION PLAN

(Effective January 1, 2005)

          This Revised Deferred Compensation Plan (the "Plan') affords the members of the Board of Directors of The Davey Tree Expert Company (the "Company") and members of the Compensation Committee, the Audit Committee, the Governance Committee, and other committees appointed by the Board of Directors, the right to defer the receipt, to a later period of time, of all or a portion of the fees (including quarterly retainer fees, meeting fees, and such special or other fees as may be authorized by the Board of Directors, all of which are referred to herein as "Directors Compensation") payable to them by reason of their serving on the Board of Directors and, if applicable, on Committees of the Board for years beginning after December 31, 2004. The Davey Tree Expert Company Board of Directors Deferred Compensation Plan, as restated on January 1, 1999, provided the same right for years beginning before January 1, 2005. The purpose of the Plan is to provide an additional incentive for services on the Board of Directors in the form of a deferred compensation arrangement comparable to those offered by publicly‑held corporations. The Plan was adopted by the Board of Directors on December 3, 2004. References in this Plan to a "year" are to a calendar year. The provisions of the Plan are as follows:

          1.          Election to Defer Directors Compensation

                       (a)          Election by Present Directors. Each Director of the Company may elect on or before December 31 of any year to defer the receipt of Directors Compensation attributable to services to be rendered during the following and succeeding years.

                       (b)          Election by Future Directors. Any person who is appointed to fill a vacancy on the Board of Directors, or is newly elected as a Director, and who was not a Director on the last day of the preceding year may elect within 30 days after his term begins to defer the receipt of all or a specified portion of his Directors Compensation with respect to services performed during the balance of the year following his election and succeeding years.

                        (c)          Duration of an Election. An election to defer Directors Compensation shall be irrevocable and shall continue from year to year until the Director terminates the election by written request or until the end of the year preceding the initial distribution to that Director under the schedule set forth in Section 3, whichever first occurs, but, in the event of a termination, the amount theretofore deferred shall not be paid to the Director until the dates specified in the schedule set forth in Section 3. Any termination of an election by written request shall be effective as of the first day of the year following the year in which the written request is made.

                        (d)           Election to Defer Less Than All Directors Compensation. In the event that any Director of the Company elects to defer less than all of the Directors Compensation payable to him for any period, the Company shall first pay the non‑deferred portion of the Directors Compensation to the Director in cash and shall only commence to defer the Directors

Compensation when the entire non‑deferred portion has been paid to the Director in cash.

                        (e)         Deferral Options. Each Director may for each year elect to defer all or a portion of his Directors Compensation (in ten‑percent increments) in the form of Share Units, as further described in Section 2(c), or cash. Once the Director has made an effective election, he may not thereafter change that election or any allocation betwcen Share Units and cash with respect to that year.

          2.         Accounts

                        (a)        Establishment of Accounts. The Company shall establish and maintain a Share Unit Account and a Cash Account (hereinafter referred to collectively as an "account") for each Director who elects to defer his Directors Compensation, reflecting deferrals in the form of Share Units and cash, respectively, as hereinafter provided.

                        (b)        Deferred Cash. The Directors Compensation a Director elects to defer in the form of cash shall, subject to the provisions of Section 1(d) above, be credited to his Cash Account on the date the Directors Compensation would otherwise have been paid to the Director. The Company shall also credit the Cash Account of each Director with interest at a rate equal to the average between (i) the prime commercial rate for unsecured short‑term loans to substantial borrowers and (ii) the passbook savings rate at KeyBank NA, on April 1 and October 1.

                        (c)        Deferred Share Units. The Directors Compensation a Director elects to defer in the form of Share Units shall, subject to the provisions of Section 1(d) above, be credited to his Share Unit Account on the date the Directors Compensation would otherwise have been paid to the Director. Directors Compensation deferred in the form of Share Units shall be converted into that number of Share Units equal to the amount of the Directors Compensation being deferred divided by the fair market value of one share of common stock of the Company ("Company Stock") on the date the Directors Compensation is credited to the Director's Share Unit Account. On each Company Stock dividend payment date, dividend equivalents equal to the actual Company Stock dividends shall be credited to the Share Units in the Director's Share Unit Account, and shall in turn be converted into Share Units based upon the fair market value of the Company Stock on that date. For purposes of the Plan, the fair market value of a share of Company Stock shall be the fair market value as determined as of the most recent valuation date under the terms of The Davey Tree Expert Company 401KSOP and ESOP for purposes of valuing participant accounts, unless otherwise determined by the Compensation Committee of the Board of Directors.

                        (e)        Unfunded Status of Plan. All Directors Compensation deferred and amounts credited to accounts under the terms of the Plan shall remain a part of the assets of the Company and shall be subject to the claims of its general creditors.

          3.         Payment of Accounts

                        (a)        Time of Payment. The account for a particular Director shall be distributed in two annual installments following the year of retirement or in a single lump sum payment as directed by the Director when he makes the election to defer.

                        (b)        Form of Distribution. The value of each account to be distributed shall be paid exclusively in the form of cash.

          4.         Death of a Director

If a Director dies before his entire account balance has been distributed, his account balance shall be distributed to a beneficiary designated by the Director, or if no beneficiary has been designated, his surviving spouse, or in the event there is no surviving spouse, his estate, in a lump sum payment.

          5.         Non‑Competition

                      In the event a Director ceases to be a Director and becomes a proprietor, officer, partner, or employee of, or otherwise becomes affiliated with, any business that is in competition with the Company, his account balance shall be paid immediately to him in a lump sum.

          6.         Termination of Plan

                      This Plan may be terminated or amended at any time at the sole discretion of the Board of Directors. In the event of a termination of the Plan, the respective account balances shall be paid out under the terms of this Plan with no additional deferrals permitted.

          7.         Administration

                      This Plan shall be administered by the Compensation Committee of the Board of Directors, which shall have the right and authority to interpret and construe the Plan and to resolve any disputes arising under the Plan, and its decisions shall be binding and conclusive upon the participants. So long as a participant continues to be a member of the Board of Directors, he shall not participate in any deliberations or actions of the Compensation Committee relating exclusively to his participation in this Plan.

          8.         Non-Alienation

                      The amounts credited to any accounts maintained under the Plan may not be pledged, assigned, or transferred by the Director for whom such account is maintained, or by any other individual, and any purported pledge, assignment, or transfer shall be void and unenforceable.